EXHIBIT 99.1

APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	FTI Consulting Leigh Parrish/Jennifer Milan 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2012 RESULTS

~ Fiscal 2012 Net Sales Increased 22.5% to $468.1 Million from $382.2 Million Last Year ~
~ Adjusted Operating Income of $34.3 Million vs. $10.8 Million Last Year ~
~ Introduces Fiscal 2013 Guidance for Operating Income Growth of Approximately 20% ~
~ Board Declares a $0.50 per Share Special Cash Dividend; Approves a 67% Increase in the Company’s Regular Quarterly Dividend ~

Paramus, NJ – March 29, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2012 results for the period ended January 31, 2012. The Company reported net sales of $122.4 million for the fourth quarter of fiscal 2012, an increase of 21.2% compared to net sales of $101.0 million for the prior year period.  Net income totaled $0.42 per diluted share for the fourth quarter compared to a net loss of $1.25 per diluted share in the prior year period.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our strong results for the fourth quarter and full fiscal year demonstrate the traction we are gaining from the strategic initiatives we began implementing last year.  We have refined our product lines and introduced more frequent innovation, both of which have improved our competitive brand positioning while delivering more consistent sales and profit growth.  We believe we are only beginning to see the benefits from these initiatives and, with a solid foundation in place and consistent execution against these initiatives, remain confident in our ability to sustain positive momentum into fiscal 2013 and beyond.”

During the fourth quarter of fiscal 2012, the Company recorded certain unusual items including a non-recurring pre-tax benefit of $2.3 million, or $0.07 per diluted share, related to a sale of mechanical movements.  Additionally during the fourth quarter the Company recorded a net tax benefit of $3.1 million, which included the release of a $10.3 million Swiss valuation allowance and a $4.3 million settlement with the Swiss federal tax authorities.  Offsetting these unusual items, in part, was a $3.0 million, or $0.12 per diluted share, pre-tax contribution to the Movado Group Foundation, which is reflected in operating expenses for the fourth quarter.

In the prior year fourth quarter, the Company incurred a $24.1 million, or $0.80 per diluted share, non-cash pre-tax charge related to non-core gold watch and mechanical movement inventory.  Additionally in the fourth quarter of fiscal 2011, the Company incurred a $3.1 million, or $0.10 per diluted share, pre-tax non-cash impairment charge primarily related to non-current assets.  In the third quarter of fiscal 2011, the Company also incurred a non-recurring pre-tax non-cash benefit of $4.3 million, or $0.17 per diluted share, resulting from the reversal of a previously recorded retirement liability.

Income from continuing operations for the fourth quarter of fiscal 2012 totaled $10.7 million, or $0.42 per diluted share, compared to a loss of $31.0 million, or $1.25 per diluted share, in the prior year fourth quarter.  On a non-GAAP basis, adjusted income from continuing operations for the fourth quarter of fiscal 2012 totaled $5.9 million, or $0.24 per diluted share, compared to $1.6 million, or $0.06 per diluted share, in the prior year fourth quarter.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

Fourth Quarter Fiscal 2012 Results
•
Net sales in the fourth quarter of fiscal 2012 increased 21.2% to $122.4 million compared to $101.0 million in the fourth quarter of fiscal 2011 driven by growth in every brand category.  On a constant dollar basis and excluding the sale of mechanical movements in the fourth quarter of fiscal 2012 mentioned above, adjusted net sales increased 17.3% compared to the prior year period.

•
Gross profit in the fourth quarter of fiscal 2012 was $65.7 million, or 53.7% of sales, compared to $31.2 million, or 30.9% of sales, in the fourth quarter last year. Excluding the sale of mechanical movements in the fourth quarter of fiscal 2012 and the inventory charge in the fourth quarter of fiscal 2011, adjusted gross margin was 53.2% in the fourth quarter of fiscal 2012 as compared to 54.8% in the prior year period.  The decrease in adjusted gross margin percentage was primarily the result of the unfavorable effect of fluctuations in foreign currency exchange rates.  This was partially offset by leverage gained on fixed costs due to higher sales.

•
Operating expenses increased $3.4 million, or 6.3%, to $57.9 million in the fourth quarter of fiscal 2012 from $54.5 million in the fourth quarter last year.  Excluding the donation to the Movado Group Foundation in the fourth quarter of fiscal 2012 and the impairment charge in the fourth quarter of fiscal 2011, adjusted operating expenses for the fourth quarter of fiscal 2012 were $54.9 million, up 6.8% from $51.4 million for the fourth quarter of 2011.  This increase was primarily the result of the unfavorable effect of fluctuations in foreign currency exchange rates, the reinstatement of certain employee benefits and performance-based compensation and higher employee compensation and benefits expense.

•
Operating income increased to $7.8 million in the fourth quarter of fiscal 2012 compared to an operating loss of $23.2 million in the same period last year.  On a non-GAAP basis, adjusted operating income for the fourth quarter of fiscal 2012 increased 116.8% to $8.6 million compared to $3.9 million in the prior year.   (See attached table for reconciliation of GAAP to non-GAAP measures.)

•
The Company recorded a tax benefit for the fourth quarter of fiscal 2012 of $3.1 million.  The tax benefit for the quarter was impacted by the release of a $10.3 million Swiss valuation allowance, partially offset by a $4.3 million Swiss tax settlement.

•
Both income from continuing operations and net income were $10.7 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2012 compared to a loss from continuing operations and net loss of $31.0 million, or $1.25 per diluted share, in the fourth quarter of fiscal 2011. On a non-GAAP basis, adjusted net income for the fourth quarter of fiscal 2012 was $5.9 million, or $0.24 per diluted share, compared to $1.6 million, or $0.06 per diluted share for the same period prior year.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

•
EBITDA for the fourth quarter of fiscal year 2012 was $10.5 million as compared to an EBITDA loss of $20.0 million in the fourth quarter of 2011.  Adjusted EBITDA increased to $11.2 million in the fourth quarter of fiscal 2012 compared to adjusted EBITDA of $7.2 million in the fourth quarter of fiscal 2011.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

Full Year Fiscal 2012 Results
•
Net sales in fiscal 2012 increased 22.5% to $468.1 million compared to $382.2 million in fiscal 2011 driven by growth in every brand category.  On a constant dollar basis and excluding the sale of mechanical movements mentioned above, net sales increased by 18.4% compared to the prior year.

•
Gross profit in fiscal 2012 was $256.3 million, or 54.8% of sales, compared to $183.0 million, or 47.9% of sales last year.  Excluding the sale of mechanical movements in the fourth quarter of fiscal 2012 and the inventory charge in the fourth quarter of fiscal 2011, adjusted gross margin was 54.6% in fiscal 2012 as compared to 54.2% in fiscal 2011.  The increase in adjusted gross margin percentage was primarily the result of leverage gained on fixed costs from higher sales as well as a shift in channel and product mix. This improvement was partially offset by the unfavorable effect of fluctuations in foreign currency exchange rates.

•
Operating expenses increased $27.7 million, or 14.2%, to $222.8 million in fiscal 2012 from $195.1 million last year.  Excluding the donation to the Movado Group Foundation in fiscal 2012 and the impairment charge and reversal of the retirement liability in fiscal 2011, adjusted operating expenses for fiscal 2012 were $219.8 million, up 12.0% from $196.3 million for fiscal 2011.  This increase was primarily the result of the unfavorable effect of fluctuations in foreign currency exchange rates, higher employee compensation and benefits expense, the reinstatement of certain employee benefits and performance-based compensation and higher marketing expense to drive sales growth.

•
Operating income increased to $33.6 million in fiscal 2012 compared to an operating loss of $12.1 million in the prior year.  On a non-GAAP basis, adjusted operating income for fiscal 2012 was $34.3 million as compared to $10.8 million for fiscal 2011.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

•
The Company recorded a tax provision in fiscal 2012 of $0.6 million, which equates to an effective tax rate of 1.8%.   The effective tax rate for the fiscal year was positively impacted by the release of a $10.3 million Swiss valuation allowance that was partially offset by a $4.3 million Swiss tax settlement.

•
Both income from continuing operations and net income were $32.0 million, or $1.27 per diluted share, in fiscal 2012.  This compares to a loss from continuing operations of $23.5 million, or $0.95 per diluted share and net loss of $47.2 million, or $1.91 per diluted share, last year.  On a non-GAAP basis, adjusted income from continuing operations was $27.2 million, or $1.08 per diluted share, for fiscal 2012 compared to $4.8 million, or $0.19 per diluted share, for the prior year. (See attached table for reconciliation of GAAP to non-GAAP measures.)

•
EBITDA was $45.0 million in fiscal 2012 compared to $1.6 million in the prior year.  On an adjusted basis, EBITDA totaled $45.7 million in fiscal 2012 compared to $24.5 million in fiscal 2011.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “We are very pleased with our robust performance during the fourth quarter and throughout fiscal 2012.  We believe these strong financial results demonstrate the effectiveness of our brand strategies, which have delivered consistently positive sales trends over the past eight quarters.  We are particularly pleased with the significant improvement we have achieved in profitability, even in the face of the challenging environment and rising costs.  We continued to exhibit broad-based growth in every brand category, driven by strong consumer demand and customer sell-through.  Overall, we increased fourth quarter sales by 21%, allowing us to more than double adjusted operating income and grow adjusted EBITDA by more than 50%.  For the full year, we generated free cash flow of $78 million and increased our net cash position to $182 million, enabling us to reinvest in growing the business while returning value to shareholders.  We are also particularly pleased with the progress we have made in inventory management, having reduced inventory levels approximately 20% over the past two years while growing sales by 34%.”

Fiscal 2013 Guidance

The Company also provided guidance for fiscal 2013 which is on a comparable basis to non-GAAP adjusted fiscal 2012 results adjusted for the unusual items noted above and reflecting a 30% tax rate.  In fiscal 2013, the Company anticipates that net sales will increase approximately 8% to $500 million to $505 million, operating income will increase approximately 20% to $41 million to $42 million and EBITDA will increase approximately 15% to $52.5 million to $53.5 million. The Company anticipates net income in fiscal 2013 to increase approximately 20% to a range of $27 million to $28 million, or approximately $1.10 per diluted share, reflecting a 30% anticipated effective tax rate. The Company's guidance also assumes no unusual charges for fiscal 2013, but does include anticipated startup infrastructure investment for the Ferrari branded watch license with no corresponding sales expected in this fiscal year.

Special Cash Dividend and Quarterly Dividend Increase

The Company also announced that on March 29, 2012, the Board of Directors approved payment of a special cash dividend of $0.50 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on May 15, 2012 to all shareholders of record as of the close of business on April 30, 2012.

Also on March 29, 2012, the Board of Directors approved a 67% increase in the Company’s quarterly cash dividend to $0.05 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on April 24, 2012 to all shareholders of record as of the close of business on April 10, 2012.

Announcing License Agreement with Ferrari S.p.A.

Effective March 22, 2012, the Company entered into a multi-year, worldwide license agreement with Ferrari S.p.A. to design, produce and market a collection of watches under the Ferrari and Scuderia Ferrari brand names.  This collection of Ferrari watches will be priced up to 1,500 euros and will be sold globally through select wholesale distribution outlets as well as Ferrari stores and the Ferrari online store.  The collection will be launched at the Annual Watch & Jewelry Fair held in Basel, Switzerland in the spring of 2013.

 Conference Call
The Company’s management will host a conference call today, March 29th at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating income which is operating income under GAAP, adjusted to eliminate the effect of the sale of mechanical movements, a donation to the Company’s charitable foundation, a charge for excess inventory, an asset impairment and a reversal of a retirement liability (the later three of which occurred in fiscal 2011).  The Company is also presenting adjusted EBITDA which is calculated as the sum of the Company’s GAAP operating income, adjusted to eliminate the effect of a reversal of the sale of mechanical movements, a donation to the Company’s charitable foundation, a charge for excess inventory, an asset impairment and a retirement liability plus the amount of the Company’s depreciation and amortization. The Company is also presenting adjusted income, which is income under GAAP, adjusted to eliminate the sale of mechanical movements, a donation to the Company’s charitable foundation, a charge for excess inventory, an asset impairment, the gain from the reversal of a retirement liability, the reversal of a Swiss valuation allowance and a Swiss tax settlement. The Company believes that adjusted EBITDA, adjusted operating income and adjusted income are useful as performance measures since they give investors information regarding the Company's performance without the effects of various items the Company considers to be not indicative of its usual business operations, thus enhancing period to period comparability of financial results. The Company believes EBITDA also indicates the Company’s ability to generate cash to service its debt and pay dividends to its shareholders. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly-titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the company’s orders, the loss of or curtailed sales to significant customers, the  Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2012	2011 (1)	2012	2011 (1)
Continuing Operations:
Net sales	$122,410	$100,995	$468,117	$382,190

Cost of sales	56,668	69,792	211,772	199,188

Gross profit	65,742	31,203	256,345	183,002

Selling, general and administrative expenses	57,901	54,450	222,782	195,099

Operating income / (loss)	7,841	(23,247)	33,563	(12,097)

Other income (2)	-	-	747	-
Interest expense	(289)	(439)	(1,277)	(2,247)
Interest income	132	90	199	319

Income / (loss) from continuing operations before income taxes	7,684	(23,596)	33,232	(14,025)

(Benefit from) / provision for income taxes	(3,057)	7,219	604	8,792

Income / (loss) from continuing operations	10,741	(30,815)	32,628	(22,817)

Discontinued Operations:
Loss from discontinued operations, net of tax	-	-	-	(23,675)

Net income / (loss)	10,741	(30,815)	32,628	(46,492)

Less: income attributed to noncontrolling interests	49	178	633	665

Net income / (loss) attributed to Movado Group, Inc.	$10,692	$(30,993)	$31,995	$(47,157)

Income / (loss) attributable to Movado Group, Inc.:
Income / (loss) from continuing operations, net of tax	$10,692	$(30,993)	$31,995	$(23,482)
Loss from discontinued operations, net of tax	-	-	-	(23,675)
Net income / (loss)	$10,692	$(30,993)	$31,995	$(47,157)

Per Share Information:
Income / (loss) from continuing operations attributed to Movado Group, Inc.	$0.42	$(1.25)	$1.27	$(0.95)
Loss from discontinued operations	$-	$-	$-	$(0.96)
Net income / (loss) attributed to Movado Group, Inc.	$0.42	$(1.25)	$1.27	$(1.91)

Weighted diluted average shares outstanding	25,245	24,821	25,141	24,753

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

(2)	The Company recorded a pre-tax gain for the sale of a building in the period ending July 31, 2011.

MOVADO GROUP, INC.
RECONCILIATION TABLES
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2012	2011 (1)	2012	2011 (1)
Continuing Operations:
Operating income / (loss) (GAAP)	$7,841	$(23,247)	$33,563	$(12,097)
Inventory charges (2)	-	24,105	-	24,105
Asset write-downs (3)	-	3,086	-	3,086
Retirement liability reversal (4)	-	-	-	(4,305)
Charitable contribution (5)	3,000	-	3,000	-
Movement sale (6)	(2,289)	-	(2,289)	-
Adjusted operating income (non-GAAP)	$8,552	$3,944	$34,274	$10,789

Depreciation and amortization	2,617	3,297	11,408	13,705
Adjusted EBITDA (non-GAAP)	$11,169	$7,241	$45,682	$24,494

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2012	2011 (1)	2012	2011 (1)
Continuing Operations:
Income / (loss) attributed to Movado Group, Inc. (GAAP)	$10,692	$(30,993)	$31,995	$(23,482)
Inventory charges (2)	-	19,999	-	19,999
Asset write-downs (3)	-	2,558	-	2,558
Retirement liability reversal (4)	-	-	-	(4,305)
Charitable contribution (5)	3,000	-	3,000	-
Movement sale (6)	(1,790)	-	(1,790)	-
Valuation Allowance (7)	(10,270)	10,057	(10,270)	10,057
Tax settlement (8)	4,302	-	4,302	-
Adjusted income attributed to Movado Group, Inc. (non-GAAP)	$5,934	$1,621	$27,237	$4,827

Adjusted income per share (non-GAAP)	$0.24	$0.06	$1.08	$0.19
Weighted diluted average shares outstanding	25,245	25,016	25,141	25,022

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

(2)	Reflects non-cash charges, primarily for certain non-core gold watch and mechanical movement inventory in fiscal 2011.
(3)	Amounts in fiscal 2011 represent the write-down of certain assets related to intangible assets, tooling costs and trade booths for the Basel Fair.
(4)
Reversal of a previously recorded liability for a retirement agreement with the Company's former Chairman.  The liability was reversed and recorded as a reduction of selling, general and administrative expenses.

(5)	Reflects a contribution to the Movado Group Foundation.
(6)	Reflects the sale of certain proprietary watch movements.
(7)
Actual taxes in current period primarily reflect the reversal of the valuation allowances on certain of the Company's foreign net deferred tax assets.  Actual taxes in prior period primarily reflect non-cash charges to record valuation allowances on certain of the Company's net deferred tax assets.

(8)	Represents a settlement related to foreign taxes.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	January 31,	January 31,
	2012	2011 (1)
ASSETS

Cash and cash equivalents	$182,201	$103,016
Trade receivables	61,235	59,768
Inventories	163,680	181,613
Other current assets	25,516	30,541
Total current assets	432,632	374,938

Property, plant and equipment, net	36,290	38,525
Deferred income taxes	14,959	8,220
Other non-current assets	22,162	22,522
Total assets	$506,043	$444,205

LIABILITIES AND EQUITY

Accounts payable	$33,080	$21,487
Accrued liabilities	52,298	40,082
Deferred and current income taxes payable	1,015	1,328
Total current liabilities	86,393	62,897

Deferred and non-current income taxes payable	7,291	6,960
Other non-current liabilities	18,285	17,869
Noncontrolling interests	2,708	2,280
Shareholders' equity	391,366	354,199
Total liabilities and equity	$506,043	$444,205

(1)
Effective February 1, 2011, the Company changed its method of valuing its U.S. inventory to the average cost method.  The comparative consolidated financial statements of the prior year have been adjusted to apply the new accounting method retroactively.

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2012	2011
Cash flows from operating activities:
Income / (loss) from continuing operations	$32,628	$(22,817)
Depreciation and amortization	11,408	13,705
Other non-cash adjustments	(7,977)	8,052
Changes in working capital	50,439	53,010
Changes in non-current assets and liabilities	(403)	1,621
Net cash provided by operating activities from continuing operations	86,095	53,571
Net cash (used in) operating activities from discontinued operations	(33)	(13,207)
Net cash provided by operating activities	86,062	40,364

Cash flows from investing activities:
Capital expenditures	(8,170)	(7,303)
Proceeds from sale of an asset held for sale	1,165	-
Trademarks	(203)	(298)
Net cash (used in) investing activities from continuing operations	(7,208)	(7,601)
Net cash (used in) investing activities from discontinued operations	-	(100)
Net cash (used in) investing activities	(7,208)	(7,701)

Cash flows from financing activities:
Net (repayment) of bank borrowings	-	(10,000)
Dividends paid	(2,985)	-
Other financing	1,460	402
Net cash (used in) financing activities	(1,525)	(9,598)

Effect of exchange rate changes on cash and cash equivalents	1,856	8,976
Net change in cash and cash equivalents	79,185	32,041
Cash and cash equivalents at beginning of year	103,016	70,975

Cash and cash equivalents at end of year	$182,201	$103,016